Exhibit 99.1

IKON ANNOUNCES RESULTS FOR THE FIRST QUARTER OF FISCAL YEAR 2006

--   Achieves High End of Earnings Expectations
--  Equipment Revenue Up 4%
--  Selling & Administrative Expenses Down 10

Malvern, Pa. – January 26, 2006 – IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today reported results for the quarter ended December 31, 2005. Net income from continuing operations for the first quarter of fiscal year 2006 was $28 million, or $0.21 per diluted share, including a $0.04 gain related to the previously announced sale of Kafevend, a non-strategic UK business, and a $0.01 charge for the loss from early extinguishment of debt. Excluding these items, first quarter earnings per diluted share from continuing operations were $0.18, consistent with the Company’s previously communicated range of $0.16 — $0.18.

Total revenue for the first quarter of fiscal year 2006 was $1.04 billion, compared to $1.09 billion for the first quarter of fiscal year 2005, a decline of 4% year over year. Targeted revenue, which represents 97% of total revenue, was flat for the quarter. Currency negatively impacted revenue growth by 1 point.

Targeted revenue includes all revenues except those categorized as “Other.” Other revenue includes finance income and revenue generated by the remaining technology services and hardware businesses. Prior to fiscal year 2006, Other revenue also included revenue from the Company’s operating subsidiaries in France and Mexico, which were sold during fiscal year 2005, and revenue from Kafevend, which was sold in the first quarter of fiscal year 2006.

Selling and administrative (S&A) expenses decreased 10%, or $35 million, to $314 million, compared to the first quarter of fiscal year 2005. This decline resulted in a lower S&A expense-to-revenue ratio of 30.1%, compared with 32.1% for the first quarter of fiscal year 2005.

Operating margin increased to 5.1% in the quarter. Excluding the gain on the sale of Kafevend, operating margin was 4.6%, representing a 50 basis point improvement over the first quarter of fiscal year 2005.

“Our results in the first quarter demonstrate continued progress and represent a great start to the year,” said Matthew J. Espe, IKON’s Chairman and Chief Executive Officer. “New digital equipment revenue grew in the office, production and color segments. In our services business, we increased Professional Services revenue by 23% and North American on-site Managed Services revenue by 4%, compared to the first quarter of fiscal year 2005. In Europe, strong growth in Germany and Denmark contributed significantly to European revenue. In addition, we continued to reduce selling and administrative expenses and increased our operating income margin, resulting in EPS growth.

“This quarter’s results are consistent with the plan we presented during our Investor Conference in November 2005,” Espe said. “We attained the high end of our EPS range for the quarter, our selling and administrative expense-to-revenue ratio improved to 30% and our operating income margin is approaching 5%.”

First Quarter 2006 Financial Details

Equipment revenue of $425 million, which includes the sale of copier/printer multifunction products, increased 4% from the first quarter of fiscal year 2005. The year over year increase was driven by growth in the color market and the black and white production market. Gross margin on equipment declined to 23.9% from 28.8% in the first quarter of fiscal year 2005, due to a combination of factors, including mix shift between new and used equipment, a significant increase in the mix of color-capable products with lower-than-historical color margins, continued competitive pressure in the color segment, and lease-end activities.

Customer Services and Supplies revenue of $371 million, which includes revenue from the servicing of copier/printer equipment and direct sales of supplies, declined 2% compared to the first quarter of fiscal year 2005. Revenue continued to be impacted by the rapid decline in the analog equipment base, partially offset by continued growth in the digital equipment base. Gross margin on Customer Services and Supplies increased to 46.4% from 44.8% a year ago, driven by an improvement in parts costs and a lower cost structure in North America, as well as a continued focus on cost reduction and productivity improvements.

Managed and Professional Services revenue of $176 million, which includes both on-site and off-site Managed Services, as well as Professional Services, declined 2% compared to the first quarter of fiscal year 2005. Revenue growth in Professional Services and on-site Managed Services was offset by a revenue decline in off-site Managed Services. Gross margin on Managed and Professional Services increased to 25.4% from 24.7% a year ago, due to improved margins in Professional Services and on-site Managed Services, partially offset by a lower mix of higher-margin off-site Managed Services.

Rental and Fees revenue of $40 million declined 8% and gross margin decreased to 68.3% from 71.9% a year ago due to a decline in higher-margin renewal sharing revenue on certain lease-end activities.

Other revenue of $30 million declined 61% compared to the first quarter of fiscal year 2005, primarily due to the sale of non-strategic businesses and the continued runoff of the U.S. retained leasing portfolio. Substantially all of the finance income from the retained portfolio is expected to run off by the end of fiscal year 2007.

Balance Sheet and Liquidity

Unrestricted cash was $266 million as of December 31, 2005, with cash used in continuing operations totaling $37 million for the first quarter, primarily due to annual year-end incentive payments made in the quarter. Capital expenditures on operating rentals and property and equipment, net of proceeds, totaled $8 million for the first quarter, compared to $17 million for the first quarter of fiscal year 2005. The total debt-to-capital ratio decreased to 42% as of December 31, 2005, from 47% as of December 31, 2004.

Consistent with its capital structure objectives, the Company purchased 3.3 million shares of outstanding common stock for approximately $33 million during the quarter.

IKON’s Board of Directors approved the Company’s regular quarterly cash dividend of $0.04 per common share, payable on March 10, 2006 to holders of record at the close of business on February 21, 2006.

Outlook

“Looking ahead, we remain focused on executing our long-term plan and continue to address our business challenges, including equipment gross profit margin and the performance of our off-site Managed Services business,” continued Espe. “We are working on these issues with the same commitment that we have applied to increasing equipment revenue and improving operating margin.

“Our expectations for fiscal year 2006 earnings per diluted share from continuing operations remain in the previously communicated range of $0.70 to $0.75, excluding any non-recurring items. For the second quarter, we expect earnings per diluted share from continuing operations to be between $0.16 and $0.18, an increase of over 30% as compared to the $0.12 per diluted share earned in the second quarter of fiscal year 2005, which excludes the impact of certain charges incurred in that quarter. In addition, we remain on track to achieve our previously communicated 2006 fiscal year expectation of targeted revenue flat to up 1%.”

About IKON

IKON Office Solutions, Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI and HP, and document management software from companies like Captaris, Kofax and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. With fiscal year 2005 revenue of $4.4 billion, IKON has approximately 26,000 employees in 450 locations throughout North America and Western Europe.

QUARTERLY EARNINGS CONFERENCE CALL: Additional information regarding the first quarter results and the Company’s outlook for fiscal year 2006 will be discussed on a conference call hosted by IKON at 10:00 a.m. ET on Thursday, January 26, 2006. The live audio broadcast of the call, with slides, can be accessed on IKON’s Investor Relations homepage. A complete replay of the conference call will also be available on IKON’s Investor Relations homepage approximately two hours after the call ends through the next quarterly reporting period. To listen, please go to www.ikon.com and click on Investor Relations. Beginning at 1:00 p.m. ET on January 26, 2006 and ending at midnight ET on January 30, 2006, a complete replay of the conference call can also be accessed via telephone by calling (706) 645-9291 and using the access code 3280180.

NON-GAAP INFORMATION: In the event any non-GAAP measures are discussed during the conference call, a file will be available, within 24 hours, on the Company’s website, www.ikon.com, that reconciles non-GAAP and GAAP results. The file can be accessed on the Investor Relations home page.

MARK YOUR CALENDAR: IKON’s second quarter fiscal year 2006 results will be discussed on Thursday, April 27, 2006 on a conference call hosted at 10:00 a.m. ET. More information on how to access the audio broadcast and replay will be provided at a later date.

This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our expected second quarter and full year fiscal 2006 results from continuing operations, growth in targeted revenue, the runoff of our retained U.S. portfolio, our transition out of analog technologies, our ability to execute on our strategic priorities. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON’s 2005 Annual Report on Form 10-K, filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements. This news release also refers to certain non-GAAP financial measures, which IKON believes provide a reasonable basis on which to present adjusted financial information that provides investors with a useful indication of the performance of IKON’s ongoing operations and financial position. This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with GAAP. A reconciliation of these non-GAAP financial measures to GAAP can be found within the Investor Relations section of www.IKON.com.

(FIKN)

_________________

IKON Office Solutions, Inc.
Income Statement and Operational Analysis (in thousands, except earnings per share)
(unaudited)

                                        First Quarter Fiscal
                                     --------------------------
                                        2006           2005
                                     -----------    -----------
Revenues
Equipment                            $  424,989     $  407,414
Customer service and supplies           371,223        378,230
Managed and professional services       176,382        179,232
Rental and fees                          40,427         43,864
Other                                    29,842         76,706
                                     -----------    -----------
                                      1,042,863      1,085,446
                                     -----------    -----------

Costs and Expenses
Equipment                               323,243        290,248
Customer service and supplies           199,053        208,809
Managed and professional services       131,646        135,051
Rental and fees                          12,798         12,322
Other                                    13,930         45,541
                                     -----------    -----------
                                        680,670        691,971
                                     -----------    -----------

Gross Profit
Equipment                               101,746        117,166
Customer service and supplies           172,170        169,421
Managed and professional services        44,736         44,181
Rental and fees                          27,629         31,542
Other                                    15,912         31,165
                                     -----------    -----------
                                        362,193        393,475
                                     -----------    -----------

Selling and administrative expense      313,987        348,908
Gain on divestiture of business           4,924              -
Restructuring                              (152)             -
Operating income                         53,282         44,567

Loss from the early extinguishment
 of debt                                 (1,650)             -
Interest income                           2,571            928
Interest expense                        (13,798)       (13,731)
                                     -----------    -----------
Income from continuing operations
 before taxes on income                  40,405         31,764
Taxes on income                          12,773         10,892
                                     -----------    -----------
Income from continuing operations        27,632         20,872
Discontinued operations:
     Operating income (loss)                 19         (1,861)
     Tax (expense) benefit                   (8)           735
Net income (loss) from discontinued
 operations                                  11         (1,126)
                                     -----------    -----------
Net income                           $   27,643     $   19,746
                                     ===========    ===========

Basic Earnings Per Common Share
Continuing operations                $     0.21     $     0.15
Discontinued operations                    0.00          (0.01)
                                     -----------    -----------
Net income                           $     0.21     $     0.14
                                     ===========    ===========

Diluted Earnings Per Common Share
Continuing operations                $     0.21     $     0.14
Discontinued operations                    0.00          (0.01)
                                     -----------    -----------
Net income                           $     0.21 (b) $     0.14 (a) (b)
                                     ===========    ===========

Weighted Average Common Shares
 Outstanding, Basic                     133,141        141,477
                                     ===========    ===========

Weighted Average Common Shares
 Outstanding, Diluted                   134,858        162,302
                                     ===========    ===========

Operational Analysis:
      Gross profit %, equipment            23.9%          28.8%
      Gross profit %, customer
       services and supplies               46.4%          44.8%
      Gross profit %, managed and
       prof services                       25.4%          24.7%
      Gross profit %, rental and
       fees                                68.3%          71.9%
      Gross profit %, other                53.3%          40.6%
      Total gross profit %                 34.7%          36.3%
      Selling and administrative as
       a % of revenue                      30.1%          32.1%
      Operating income as a % of
       revenue                              5.1%           4.1%

(a) The sum of the earnings per share amounts do not equal the total due to rounding.

(b) The calculation of diluted earnings per common share for the first quarter of fiscal 2006 and 2005 assumes the conversion of
    convertible notes resulting in 770 and 19,295 shares,
    respectively. For purposes of diluted earnings per common share, net income for the first quarter of fiscal 2006 and 2005 includes the add-back of $88 and $2,248, respectively, representing interest expense, net of taxes, associated with such convertible notes.

IKON Office Solutions, Inc.
Computations of Earnings per Common Share
(in thousands, except earnings per share)
(unaudited)

                                  Three Months Ended December 31,
                              ----------------------------------------

                                     2006                2005
                              ------------------- -------------------

                                Basic    Diluted    Basic    Diluted
                              --------- --------- --------- ---------
Average Shares Outstanding
Common shares                  133,141   133,141   141,477   141,477
Convertible notes                    -       770         -    19,295
Restricted stock awards              -       435         -       420
Stock options                        -       512         -     1,110
---------------------------------------------------------------------
   Total shares                133,141   134,858   141,477   162,302
---------------------------------------------------------------------

Income from continuing
 operations
Net income from continuing
 operations                   $ 27,632  $ 27,632  $ 20,872  $ 20,872
Interest on convertible
 notes, net                          -        88         -     2,248
---------------------------------------------------------------------
Adjusted net income from
 continuing operations        $ 27,632  $ 27,720  $ 20,872  $ 23,120
---------------------------------------------------------------------

---------------------------------------------------------------------
Net income (loss) from
 discontinued operations      $     11  $     11  $ (1,126) $ (1,126)
---------------------------------------------------------------------

---------------------------------------------------------------------
Total adjusted net income     $ 27,643  $ 27,731  $ 19,746  $ 21,994
---------------------------------------------------------------------

Earnings per share ("EPS")
EPS from continued
 operations                   $   0.21  $   0.21  $   0.15  $   0.14
EPS from discontinued
 operations                       0.00      0.00     (0.01)    (0.01)
---------------------------------------------------------------------
Total EPS                     $   0.21  $   0.21  $   0.14  $   0.14 *
=====================================================================

* Does not add due to rounding.

IKON Office Solutions, Inc.
Consolidated Balance Sheets
(in thousands and unaudited)

                                            December 31, September 30,
                                                2005         2005
                                            ------------ -------------
Assets
Cash and cash equivalents                   $   265,754  $    373,705
Restricted cash                                  18,277        18,272
Accounts receivable, net                        694,115       678,313
Lease receivables, net                          302,936       317,928
Inventories                                     262,761       241,470
Prepaid expenses and other current assets        37,711        42,660
Deferred taxes                                   55,708        55,566
                                            ------------ -------------
  Total current assets                        1,637,262     1,727,914
                                            ------------ -------------
Long-term lease receivables, net                424,384       503,281
Equipment on operating leases, net               96,690       101,614
Property and equipment, net                     140,011       144,309
Goodwill                                      1,258,623     1,277,785
Other assets                                     79,712        76,916
                                            ------------ -------------
  Total Assets                              $ 3,636,682  $  3,831,819
                                            ============ =============

Liabilities
Current portion of corporate debt           $     1,060  $      1,137
Current portion of non-corporate debt           265,214       299,359
Trade accounts payable                          175,962       211,783
Accrued salaries, wages and commissions          72,603        94,614
Deferred revenues                               114,767       111,890
Taxes payable                                    87,582        79,458
Other accrued expenses                          123,358       139,099
                                            ------------ -------------
  Total current liabilities                     840,546       937,340
                                            ------------ -------------
Long-term corporate debt                        674,799       728,156
Long-term non-corporate debt                    185,394       225,307
Deferred taxes                                   29,814        20,853
Other long-term liabilities                     323,124       349,819

Commitments and contingencies

Shareholders' Equity                          1,583,005     1,570,344
                                            ------------ -------------
  Total Liabilities and Shareholders'
   Equity                                   $ 3,636,682  $  3,831,819
                                            ============ =============

IKON Office Solutions, Inc.
Consolidated Statements of Cash Flows
(in thousands and unaudited)

                                                  Three Months Ended
                                                      December 31
                                                 ---------------------
                                                   2005       2004
                                                 ---------- ----------

Cash Flows from Operating Activities
Net income                                       $  27,643  $  19,746
Net income (loss) from discontinued operations          11     (1,126)
                                                 ---------- ----------
Income from continuing operations                   27,632     20,872
Additions (deductions) to reconcile net income
 to net cash used in operating activities:
   Depreciation                                     17,251     19,092
   Amortization                                      1,097        946
   Gain on divestiture of business                  (4,924)        --
   Provision for losses on accounts receivable          97      3,361
   Deferred income taxes                            (7,289)   (34,093)
   Provision for lease default reserves                802        288
   Stock-based compensation expense                  2,551      2,627
   Pension expense                                  16,844     10,938
   Loss from early extinguishment of debt            1,650         --
   Changes in operating assets and liabilities,
    net of divestiture of businesses:
      Increase in accounts receivable              (20,214)   (21,048)
      Increase in inventories                      (17,328)   (52,972)
      Decrease in prepaid expenses and other
       current assets                                2,509      8,733
      Decrease in accounts payable, deferred
       revenues, and accrued expenses              (56,615)   (50,597)
   Other                                              (722)     1,992
                                                 ---------- ----------
      Net cash used in continuing operations       (36,659)   (89,861)
      Net cash used in discontinued operations      (2,114)    (2,626)
                                                 ---------- ----------
      Net cash used in operating activities        (38,773)   (92,487)
                                                 ---------- ----------

Cash Flows from Investing Activities
Proceeds from the divestiture of business           19,128         --
Expenditures for property and equipment             (3,611)    (4,848)
Expenditures for equipment on operating leases      (7,371)   (13,856)
Proceeds from sale of property and equipment           633        643
Proceeds from sale of equipment on operating
 leases                                              2,823        975
Proceeds from the sale of lease receivables         51,142     61,428
Lease receivables -- additions                     (94,180)   (88,159)
Lease receivables -- collections                   122,389    136,106
Other                                                 (734)    (3,804)
                                                 ---------- ----------
      Net cash provided by investing activities     90,219     88,485
                                                 ---------- ----------

Cash Flows from Financing Activities
Short-term corporate debt repayments, net              (29)       (91)
Repayment of other borrowings                       (3,752)    (1,981)
Proceeds from issuance of long-term corporate
 debt                                                   --        230
Debt issuance costs                                   (821)        --
Long-term corporate debt repayments                (54,482)   (57,496)
Non-corporate debt -- issuances                     18,432      5,926
Non-corporate debt -- repayments                   (87,358)  (103,905)
Dividends paid                                      (5,249)    (5,667)
(Increase) decrease in restricted cash                  (5)       311
Proceeds from stock option exercises                 5,283        712
Tax benefit relating to stock plans                  2,962        354
Purchase of treasury shares                        (33,392)   (21,916)
                                                 ---------- ----------
      Net cash used in financing activities       (158,411)  (183,523)
                                                 ---------- ----------

Effect of exchange rate changes on cash and cash
 equivalents                                          (986)     6,815
                                                 ---------- ----------

Net decrease in cash and cash equivalents         (107,951)  (180,710)
Cash and cash equivalents at beginning of the
 year                                              373,705    472,951
                                                 ---------- ----------
Cash and cash equivalents at end of the period   $ 265,754  $ 292,241
                                                 ========== ==========

                      IKON OFFICE SOLUTIONS, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
                              (unaudited)
               (in thousands, except per share amounts)

                            Three Months Ended    Three Months Ended
                               December 31,            March 31,
                             2004       2003       2005       2004
                           ---------- ---------- ---------- ----------
 Revenues
 --------
   Equipment               $ 407,413  $ 389,931  $ 444,068  $ 423,112
   Customer Service &
    Supplies                 378,230    376,777    362,752    387,365
   Managed and
    Professional Services    179,232    187,179    174,916    177,609
   Rental & Fees              43,864     26,306     43,039     27,763
   Other                      76,706    144,117     67,498    145,278
                           ---------- ---------- ---------- ----------
 Total Revenues            1,085,445  1,124,310  1,092,273  1,161,127
                           ---------- ---------- ---------- ----------

 Cost of Sales
 -------------
   Equipment                 290,248    275,398    322,098    306,453
   Customer Service &
    Supplies                 208,809    207,764    210,547    220,963
   Managed and
    Professional Services    135,051    133,746    127,844    122,464
   Rental & Fees              12,322      7,411     11,512      7,899
   Other                      45,541     72,277     38,059     73,258
                           ---------- ---------- ---------- ----------
 Total Cost of Sales         691,971    696,596    710,060    731,037
                           ---------- ---------- ---------- ----------

 Gross Profit
 ------------
   Equipment                 117,165    114,533    121,970    116,659
   Customer Service &
    Supplies                 169,421    169,013    152,205    166,402
   Managed and
    Professional Services     44,181     53,433     47,072     55,145
   Rental & Fees              31,542     18,895     31,527     19,864
   Other                      31,165     71,840     29,439     72,020
                           ---------- ---------- ---------- ----------
 Total Gross Profit          393,474    427,714    382,213    430,090
                           ---------- ---------- ---------- ----------

 S&A Expense
 -----------
 Selling Expense             145,516    146,965    139,795    147,782
 Administrative Expense      203,392    222,678    207,746    223,538
                           ---------- ---------- ---------- ----------
 Total S&A Expense           348,908    369,643    347,541    371,320
                           ---------- ---------- ---------- ----------

 (Gain) Loss on
  divestiture of business          -          -     (1,901)    12,125
 Asset Impairment                  -          -        313          -
 Restructuring                     -          -     11,396          -
 Operating income             44,566     58,071     24,864     46,645
 Loss from early
  extinguishment of debt           -         73      1,735      3,146
 Interest expense, net        12,803     10,085     10,507      9,662
                           ---------- ---------- ---------- ----------
 Income from continuing
  operations before taxes
  on income                   31,763     47,913     12,622     33,837
 Taxes on income              10,891     18,147      4,873      5,398
                           ---------- ---------- ---------- ----------
 Income from continuing
  operations                  20,872     29,766      7,749     28,439
 Discontinued operations:
      Operating loss          (1,861)    (1,632)   (14,339)    (1,949)
      Tax benefit                735        644      5,664        769
                           ---------- ---------- ---------- ----------
 Net loss from
  discontinued operations     (1,126)      (988)    (8,675)    (1,180)
                           ---------- ---------- ---------- ----------
 Net income                $  19,746  $  28,778  $    (926) $  27,259
                           ========== ========== ========== ==========

 Basic Earnings Per Common
  Share

 Continuing operations     $    0.15  $    0.20  $    0.06  $    0.19
 Discontinued operations,
  net of income taxes          (0.01)     (0.01)     (0.06)     (0.01)
                           ---------- ---------- ---------- ----------
 Net income                $    0.14  $    0.20* $   (0.01)*$    0.18
                           ========== ========== ========== ==========

 Diluted Earnings Per
  Common Share

 Continuing operations     $    0.14  $    0.19  $    0.06  $    0.18
 Discontinued operations,
  net of income taxes          (0.01)     (0.01)     (0.06)     (0.01)
                           ---------- ---------- ---------- ----------
 Net income                $    0.14* $    0.18  $   (0.01)*$    0.17
                           ========== ========== ========== ==========

 * Does not add due to rounding.

                            Three Months Ended    Three Months Ended
                                 June 30,            September 30,
                             2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
 Revenues
 --------
   Equipment               $ 440,378  $ 449,973  $ 475,153  $ 481,177
   Customer Service &
    Supplies                 377,522    380,024    363,516    361,378
   Managed and
    Professional Services    180,386    180,538    175,468    175,435
   Rental & Fees              42,578     40,780     45,776     38,948
   Other                      57,441     91,912     41,369     80,106
                           ---------- ---------- ---------- ----------
 Total Revenues            1,098,305  1,143,227  1,101,282  1,137,044
                           ---------- ---------- ---------- ----------

 Cost of Sales
 -------------
   Equipment                 335,590    319,032    352,220    351,847
   Customer Service &
    Supplies                 198,312    207,102    193,872    206,203
   Managed and
    Professional Services    131,271    124,971    133,493    126,317
   Rental & Fees              13,572     13,991     14,258      4,632
   Other                      30,121     53,560     20,887     45,704
                           ---------- ---------- ---------- ----------
 Total Cost of Sales         708,866    718,656    714,730    734,703
                           ---------- ---------- ---------- ----------

 Gross Profit
 ------------
   Equipment                 104,788    130,941    122,933    129,330
   Customer Service &
    Supplies                 179,210    172,922    169,644    155,175
   Managed and
    Professional Services     49,115     55,567     41,975     49,118
   Rental & Fees              29,006     26,789     31,518     34,316
   Other                      27,320     38,352     20,482     34,402
                           ---------- ---------- ---------- ----------
 Total Gross Profit          389,439    424,571    386,552    402,341
                           ---------- ---------- ---------- ----------

 S&A Expense
 -----------
 Selling Expense             147,968    147,054    147,380    155,598
 Administrative Expense      192,476    215,523    212,396    211,571
                           ---------- ---------- ---------- ----------
 Total S&A Expense           340,444    362,577    359,776    367,169
                           ---------- ---------- ---------- ----------

 (Gain) Loss on
  divestiture of business         21       (698)    (9,651)         -
 Asset Impairment                 27          -          -          -
 Restructuring                  (406)         -       (788)         -
 Operating income             49,353     62,692     37,215     35,172
 Loss from early
  extinguishment of debt           -     32,687      4,300          -
 Interest expense, net        11,260     15,175     10,443     13,135
                           ---------- ---------- ---------- ----------
 Income from continuing
  operations before taxes
  on income                   38,093     14,830     22,472     22,037
 Taxes on income              12,720      5,628      3,271      1,135
                           ---------- ---------- ---------- ----------
 Income from continuing
  operations                  25,373      9,202     19,201     20,902
 Discontinued operations:
      Operating loss          (3,210)    (1,336)    (1,299)    (2,706)
      Tax benefit              1,268        527        513      1,068
                           ---------- ---------- ---------- ----------
 Net loss from
  discontinued operations     (1,942)      (809)      (786)    (1,638)
                           ---------- ---------- ---------- ----------
 Net income                $  23,431  $   8,393  $  18,415  $  19,264
                           ========== ========== ========== ==========

 Basic Earnings Per Common
  Share

 Continuing operations     $    0.18  $    0.06  $    0.14  $    0.14
 Discontinued operations,
  net of income taxes          (0.01)     (0.01)     (0.01)     (0.01)
                           ---------- ---------- ---------- ----------
 Net income                $    0.17  $    0.06* $    0.13  $    0.13
                           ========== ========== ========== ==========

 Diluted Earnings Per
  Common Share

 Continuing operations     $    0.17  $    0.06  $    0.14  $    0.14
 Discontinued operations,
  net of income taxes          (0.01)     (0.01)     (0.01)     (0.01)
                           ---------- ---------- ---------- ----------
 Net income                $    0.16  $    0.06* $    0.13  $    0.13
                           ========== ========== ========== ==========

 * Does not add due to rounding.

IKON Office Solutions, Inc.
Reconciliation of Reported to Adjusted Earnings per Diluted Share
(in millions, except per share data)

First Quarter Fiscal 2006                                    Non-GAAP
                                  Reported   Adjustments     Adjusted
                                 ----------- -----------    ----------

Income from continuing
 operations before taxes on
 income                          $   40,405  $   (3,274)(a) $  37,131
Taxes on income                      12,773         594 (b)    13,367
                                 -----------                ----------
Net income from continuing
 operations                      $   27,632                 $  23,764
                                 ===========                ==========

Diluted EPS - continuing
 operations                      $     0.21                 $    0.18
                                 ===========                ==========

May not add due to rounding

(a) Includes a charge of $1,650 from the early extinguishment of debt and a benefit of $4,924 as a result of the sale of Kafevend.

(b) Tax impact of the charge from the early extinguishment of debt.
    The gain on the divestiture of Kafevend is exempt from income tax under United Kingdom tax law.

IKON Office Solutions, Inc.
Reconciliation of Revenue to Targeted Revenue
(in thousands)

                                                             Targeted
                                  Revenues   Adjustments(1)  Revenues
                                 ----------- -----------   -----------
First Quarter Fiscal 2006

   Total Revenues                $1,042,863  $  (29,842)   $1,013,021

First Quarter Fiscal 2005

   Total Revenues                $1,085,446  $  (76,706)   $1,008,740

         1Q Yr/Yr Growth         -4%                       0%

(1) Adjusted to remove the revenues from "Other."

IKON Office Solutions, Inc.
Reconciliation of Reported to Adjusted Operating Income
(in thousands)

                                  Reported   Adjustments(1) Adjusted
                                 ----------- -----------   -----------
First Quarter Fiscal 2006

   Revenues                      $1,042,863                $1,042,863
   Operating income                  53,282      (4,924)       48,358

  Operating Income Margin %             5.1%                      4.6%

First Quarter Fiscal 2005

   Revenues                      $1,085,446                $1,085,446
   Operating income                  44,567                    44,567

  Operating Income Margin %             4.1%                      4.1%

Basis Point increase                    100                        50

(1) Adjusted for gain on the sale of Kafevend